KemPharm

Q4 and FY 2017 Results

March 29, 2018

Cautionary Note Regarding Presentation Information

This presentation contains forward-looking statements, including statements about our plans to develop and commercialize our product candidates, our planned clinical trials for our prodrug product candidates, the timing of and our ability to obtain and maintain regulatory approvals for our product candidates, including expectations about our ability to use the 505(b)(2) pathway and expedited FDA review, the clinical utility of our product candidates and our intellectual property position. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this presentation represent our views as of the date of this presentation. These and other risks concerning our business are described in additional detail in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other Periodic and Current Reports filed with the Securities and Exchange Commission. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation. Further, the information contained in this presentation speaks only as the date hereof. While we may elect to update the information in this presentation in the future, we disclaim any obligation to do so except to the extent required by applicable law.

This presentation also contains estimates and other statistical data made by independent parties and by us relating to market size and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

Q4 and FY 2017 Results Call Participants

- **Travis Mickle, Ph.D.** – President & Chief Executive Officer
- **R. LaDuane Clifton, CPA** – Chief Financial Officer, Secretary & Treasurer
- **Dan Cohen, M.A.L.S.** – EVP, Government & Public Relations

Q4 and FY 2017 Financial Results

- Q4 2017 net loss of $10.6M, or $0.72 per basic and diluted share, vs. Q4 2016 net loss of $9.9M, or $0.68 per basic and diluted share
- Net loss for Q4 2017 was primarily due to loss from operations of $8.2 million and net interest expense and other items of $1.7 million; and by non-cash fair value adjustment expense of $0.7 million related to the warrant derivative liability
- Loss from operations decreased to $8.2M in Q4 2017, as compared to $10.8M in Q4 2016, which was primarily driven by a decrease in research and development and general and administrative spending of $2.4 million and $0.2 million, respectively, period over period
- FY 2017 net loss of $43.4M, or $2.96 per basic and diluted share, vs. FY 2016 net loss of $16.5M, or $1.13 per basic and diluted share
- Net loss for FY 2017 was primarily due to loss from operations of $33.4M, net interest expense and other items of $6.9M and non-cash fair value adjustment expense of $3.1M

Q4 and FY 2017 Financial Results

- Loss from operations decreased to $33.4M in FY 2017, as compared to $37.5M in FY 2016, primarily driven by the non-recurrence in 2017 of severance expense of $3.0M and a reduction in G&A spending of $1.2M
- Total cash of $48.6M as of 12/31/2017, a decrease of $7.0M vs. 9/30/2017 *(Includes cash, cash equivalents, restricted cash, marketable securities, trade date receivables and long-term investments)*
- Initiated sales of common stock under the Company's ATM ("at-the-market") offering during Q1 2018, raising gross proceeds of $2.9M on the sale of 446,111 shares, with remaining availability under the ATM offering of $47.1 million
- Existing resources as of December 31, 2017 are not expected to be sufficient to fund operating expenses and capital expenditure requirements through Q1 2019, due to arrangements related to the approval of APADAZ for product commercialization, and an acceleration of certain elements of the KP415 clinical program

Recent Development and Regulatory Updates

- Announced FDA Approval of APADAZ™ for the Short-Term Management of Acute Pain
- Initiated Pivotal Efficacy Trial of KP415
- Announced Positive Topline Results from KP415 PK Study in Children and Adolescents with ADHD
- Announced FDA Acceptance of KP484 IND
- Received USAN Approval for "Asalhydromorphone" as Nonproprietary Name for KP511
- Entered into Licensing and Assignment Agreement with Genco Sciences to Develop a Prodrug-Based Therapy for Potential Rare Pediatric Indications of Tourette's Syndrome with ADHD

ADHD Prodrug Product Pipeline – Addressing Unmet Needs

KP415 – ADHD Product Candidate for Fast Onset and Longer Total Duration

- Extended release product candidate
- Prodrug of d-MPH co-formulated with IR d-MPH
- Pivotal efficacy trial initiated; data expected by midyear 2018
- Recent, positive PK data suggests pivotal data could be applicable across pediatric, adolescent and adult populations
- Human abuse liability clinical data in 2018 – IV, oral and IN
- KP415 NDA filing expected as early as Q1 2019

KP484 – ADHD Product Candidate with Super Extended Release Properties

- Super-extended release product candidate
- Prodrug of d-MPH
- IND accepted; Efficacy studies expected to initiate in 2018
- Initial data suggest long-acting characteristics similar to Shire's MYDAYIS™ (amphetamine-based)
- Expect to benefit from KP415's development program
- Human abuse liability clinical data in 2018 – IV, oral and IN
- Potential NDA as early as 2019

KemPharm Near-Term Product Candidates

Category	Product Candidate	Parent Drug	Development Status	Next Milestone	Potential NDA Submission
ADHD	KP415	Methylphenidate (ER)	Clinical	PK + Efficacy Data	Q1 2019
	KP484	Methylphenidate (ER)	Clinical	PK + Efficacy Data	2019
PAIN	Apadaz™	Hydrocodone/ APAP	FDA Approved	Commercial Partnerships	N/A
	KP201/IR	Hydrocodone	Clinical	IN HAL Data	2019 with Priority Review
	KP511/ER	Hydromorphone	Clinical	POC in ER Formulation	2019 with Priority Review
	KP511/IR	Hydromorphone	Clinical	HAL and BE Data	2019 with Priority Review

KemPharm Expected Timelines

Product	Event	Date	
KP484	IND Filing	2017	✓
KP415	Initiate Pivotal Efficacy Study	2017	✓
Apadaz™	FDA Approval	02/23/18	✓
KP415 / KP484	IV Human Abuse Liability (HAL) Data	2018	
KP415	Pivotal Efficacy Study Results	2018	
KP484	Initiate Pivotal Efficacy Study	2018	
KP415 / KP484	Oral and IN HAL Data	2018	
KP415	NDA Submission	2019	
KP484	Pivotal Efficacy Study Results	2019	
KP484	NDA Submission	2019	

KemPharm

Q4 and FY 2017 Results

March 29, 2018